Exhibit 23.2

CONSENT OF THE INDEPENDENT AUDITORS

The Board of Directors
Impac Funding Corporation:

We consent to the incorporation by reference in the prospectus supplement to the registration statement (No. 333-74432) on Form S-3 of Impac Mortgage Holdings, Inc. of our report dated January 28, 2002 relating to the consolidated balance sheets of Impac Funding Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations and comprehensive earnings (loss), changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001, which appears in the December 31, 2001, annual report on Form 10-K of Impac Mortgage Holdings, Inc. filed on April 1, 2002 and to the reference to our firm under the heading “Experts” in the prospectus supplement.

Our report refers to a change in the method of accounting for derivative instruments and hedging activities in 2001.

/s/    KPMG LLP
Orange County, California
August 22, 2002